Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS APPOINTS
ERLE T. MAST AND THOMAS G. WIGGANS
TO ITS BOARD OF DIRECTORS
SAN DIEGO, CA – June 13, 2008 – Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced the appointments of Erle T. Mast and Thomas G. Wiggans as independent directors of the company. In addition, Mr. Mast will serve as chairman of the company’s audit committee, and Mr. Wiggans will serve as a member of the company’s nominating/corporate governance committee. These appointments fill the vacancies on the company’s board of directors created by the resignations of Kenneth M. Cohen and Cam L. Garner, each of whom is a co-founder of the company and served on the board of directors since August 2003. The number of company directors remains at nine, with a seven-member independent majority.
Mr. Mast was the chief financial officer of Pharmion Corporation from 2002 until its acquisition by Celgene Corporation in March 2008.
Mr. Mast was also an executive vice president of Pharmion from February 2006 until the acquisition. He was vice president of finance for Dura Pharmaceuticals, Inc. from 1997 until its acquisition by Elan Corporation, plc in 2000, and thereafter he was chief financial officer for Elan’s Global Biopharmaceuticals business until 2002. Mr. Mast is a former partner at Deloitte & Touche, LLP, where he focused on health care services, pharmaceutical, biotech and manufacturing clients with an emphasis on serving publicly-traded companies. He graduated from California State University Bakersfield with a degree in business administration.
Mr. Wiggans was the chief executive officer of Connetics Corporation from 1994 until its acquisition by Stiefel Laboratories, Inc. in December 2006, and he was chairman of the board of Connetics from January 2006 until the acquisition. From 1992 to 1994, Mr. Wiggans served as president and chief operating officer of CytoTherapeutics Inc. He served in various positions at Ares-Serono Group from 1980 to 1992, including president of its U.S. pharmaceutical operations and managing director of its U.K. pharmaceutical operations. Mr. Wiggans also serves as chairman of the board of Peplin, Inc. and on the boards of directors of the public companies Sangamo Biosciences, Inc. and Onyx Pharmaceuticals, Inc. He received a B.S. in pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University.
“Both of these new Board members have broad pharmaceutical industry experience, including relating to the commercialization of new pharmaceutical products,” said David F. Hale, executive chairman and interim CEO of Somaxon. “We are looking forward to calling upon them as we navigate the regulatory approval process for our NDA for SILENOR™ and plan for the potential commercialization of this product candidate.”
Mr. Hale added, “On behalf of Somaxon’s board of directors, I would like to thank Ken Cohen and Cam Garner for their years of service on our board and many contributions to the company.”
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. The FDA recently notified Somaxon that it accepted the New Drug Application (NDA) for SILENOR™ for review as of March 31, 2008. Pursuant to PDUFA guidelines, Somaxon expects that the FDA will complete its review and provide an action letter to the company with respect to the NDA by December 1, 2008.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential to receive approval of the NDA for SILENOR™ and commercialize SILENOR™ either alone or together with third parties are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of SILENOR™; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the potential for SILENOR™ to receive regulatory approval for one or more indications and with a label that is consistent with Somaxon’s patent protection on a timely basis or at all; the timing and results of non-clinical studies for SILENOR™, and the FDA’s agreement with Somaxon’s interpretation of such results; the potential to enter into and the terms of any strategic transaction relating to SILENOR™; the scope, validity and duration of patent protection and other intellectual property rights for SILENOR™; Somaxon’s ability to have such patent protection provide exclusivity for SILENOR™; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; unexpected findings relating to SILENOR™ that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to raise sufficient capital and meet its obligations to parties it contracts with relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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